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                                                                   Exhibit 99(d)

                    [LETTERHEAD OF HUBER LAWRENCE & ABELL]


                                                                   March 1, 1999

New York State Electric & Gas Corporation
P.O. Box 3287
Ithaca, New York 14852-3287


Ladies and Gentlemen:

        We have acted as counsel to New York State Electric & Gas Corporation (the "Company") in connection with the Company's offer to purchase all of the outstanding shares of certain series of its serial preferred stock as well as in connection with a companion proposal of the Company to increase the amount of unsecured indebtedness the Company may issue. We have been requested by the Company to render an opinion regarding the offer to purchase such shares and the receipt of Special Cash Payments (as defined in the Offer to Purchase and Consent Statement) in connection with the companion proposal.

        In connection with rendering an opinion, we have reviewed the Offer to Purchase and Consent Statement, and those of the documents referred to therein, which we deemed appropriate. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as drafts or as certified, conformed photostatic or facsimile copies, the authenticity of originals of such latter documents and that all transactions described therein will be carried out as contemplated.

        Subject to the foregoing, it is our opinion that the statements made under "Certain Federal Income Tax Consequences" contained within the Offer to Purchase and Consent Statement, insofar as they purport to constitute summaries of matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

        We are members of the Bar of the State of New York and we do not express any opinion concerning any law other than the federal income tax law of the United States.

                                            Very truly yours,


                                            HUBER LAWRENCE & ABELL